As filed with the Securities and Exchange Commission on September 23, 2008

                            Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ePlus inc.
___________________________________________________
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-1817218 (I.R.S. Employer Identification No.)
13595 Dulles Technology Drive Herndon, Virginia (Address of Principal Executive Offices)	20171-3413 (Zip Code)

2008 NON-EMPLOYEE DIRECTOR LONG-TERM INCENTIVE PLAN

2008 EMPLOYEE LONG-TERM INCENTIVE PLAN
(Full title of the Plans)

Phillip G. Norton
Chairman, President and Chief Executive Officer
ePlus inc.
13595 Dulles Technology Drive
Herndon, Virginia 20171-3413
(703) 984-8400

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:
Lloyd Spencer, Esq.
Nixon Peabody LLP
401 9th Street NW, Suite 900
Washington, D.C. 20004-2128
 (202) 585-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated  filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.01 per share	1,250,000	n/a	n/a	n/a

(1)
Pursuant to Interpretation No. 89 under Section G of the Manual of Public Available Telephone Interpretations (July 1997) of the Division of Corporation Finance of the Securities and Exchange Commission, and Instruction E to the General Instructions to Form S-8, the 1,250,000 shares of ePlus inc.’s (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”), being registered under this Registration Statement  (the “Carried Forward Shares”) were previously available for issuance under the Registrant’s Amended and Restated 1998 Long-Term Incentive Plan (the “1998 Plan”), but which have been carried forward to and included in the shares available for issuance under the Registrant’s 2008 Employee Long-Term Incentive Plan (the “2008 Employee Plan”) and its 2008 Non-Employee Director Long-Term Incentive Plan (the “2008 Director Plan” and collectively with the 2008 Employee Plan, the “2008 Plans”).  The Registrant previously registered the Carried Forward Shares under its Registration Statement on Form S-8 (Registration No. 333-91909) (the “1999 Registration Statement”), which was originally filed with the Securities and Exchange Commission on December 1, 1999, and the Registrant paid the required registration fee.  The Registrant has concurrently filed a Post-Effective Amendment to the 1999 Registration Statement to deregister the remaining available shares, including the Carried Forward Shares, under the 1998 Plan.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under such Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the 2008 Plans as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                  Incorporation of Documents by Reference

The following documents which have been filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008, filed with the Commission on July 3, 2008;

(b)	The Registrant’s Proxy Statement for its 2008 Annual Meeting of Shareholders (Schedule 14A), filed with the Commission on July 29, 2008;

(c)	All other reports filed by the Registrant pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 since March 31, 2008, including specifically, but not limited to the Registrant’s:

(i)	Quarterly Report on Form 10-Q for the quarter ended June 30, 3008; and

(ii)
Current Reports on Form 8-K filed with the Commission on June 26, 2008 (Item 4.02), July 1, 2008 (Items 5.03 and 9.01), August 6, 2008 (Items 5.02, 8.01, and 9.01), September 2, 2008 (Items 5.02 and 9.01); and September 19, 2008 (Items 5.02 and 9.01)

(d)
The description of the Common Stock set forth in the Registrant’s registration statement on Form 8-A (Reg. No.1-34167), filed with the Commission on September 2, 2008, including all amendments and reports filed for the purpose of updating that description.

In addition, all documents and reports and any future filings made by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents or reports.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                  Description of Securities.

Not applicable.

Item 5.                  Interests of Named Experts and Counsel.

Not applicable.

Item 6.                  Indemnification of Directors and Officers.

The Registrant’s officers and directors are and will be indemnified against certain liabilities under Delaware law, the Amended and Restated Certificate of Incorporation of the Registrant, (“Certificate of Incorporation”), and the Amended and Restated By-laws of the Registrant (“By-laws”).  The Certificate of Incorporation requires the Company to indemnify its directors and officers in the manner and to the fullest extent permitted from time to time by the Delaware General Corporation Law (“DGCL”).  The By-laws contain provisions which implement the indemnification provisions of the Certificate of Incorporation.

Article Seventh of the Registrant’s Certificate of Incorporation provides: “No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.”

Article Eighth of the Registrant’s Certificate of Incorporation provides: “The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware General Corporation Law (and in the case of any amendment thereto, to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan.  The corporation may, to the fullest extent permitted by the Delaware General Corporation Law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person.  To the fullest extent permitted by the Delaware General Corporation Law, the indemnification provided herein may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.  The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware General Corporation Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.  The Corporation may, but only to the extent that the Board of

Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article Eighth as they apply to the indemnification and advancement of expenses of directors and officers of the Corporation.”

The Registrant has entered into indemnification agreements with each of its directors and executive officers.  The indemnification agreements provide that the Registrant will indemnify the director or officer against any expenses or liabilities incurred in connection with any proceeding in which the director or officer may be involved as a party or otherwise, by reason of the fact that the director or officer is or was a director or officer of the Registrant or by any reason of any action taken by or omitted to be taken by the director or officer while acting as an officer or director of the Registrant.  However, the Registrant is only obligated to provide indemnification under the indemnification agreements if: (i) the director or officer was acting in good faith and in a manner the director or officer reasonably believed to be in the best interests of the Registrant, and, with respect to any criminal action, the director or officer had no reasonable cause to believe the director’s or officer’s conduct was unlawful; (ii) the claim was not made to recover profits by the director or officer in violation of Section 16(b) of the Exchange Act or any successor statute; (iii) the claim was not initiated by the director or officer; (iv) the claim was not covered by applicable insurance; or (v) the claim was not for an act or omission of a director of the Registrant from which a director may not be relieved of liability under Section 102(b)(7) of the DGCL.  Each Director and officer has undertaken to repay the Registrant for any costs or expenses paid by the Registrant if it is ultimately determined that the Director or officer is not entitled to indemnification under the indemnification agreements.

Item 7.                  Exemption from Registration Claimed.

Not applicable.

Item 8.                  Exhibits.

See Exhibit Index.

Item 9.                  Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 22nd day of September, 2008.

EPLUS INC.

By:	/s/ Phillip G. Norton
Phillip G. Norton
Chairman of the Board, President, and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Phillip G. Norton, and Elaine D. Marion and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Phillip G. Norton	Director, President and CEO	September 22, 2008
Philip G. Norton	(Principal Executive Officer)

/s/ Elaine D. Marion	Chief Financial Officer	September 22, 2008
Elaine D. Marion	(Principal Financial
and Accounting Officer)

/s/ Bruce M. Bowen	Director and Executive Vice	September 22, 2008
Bruce M. Bowen	President

/s/ C. Thomas Faulders	Director	September 19, 2008
C. Thomas Faulders

/s/ Terrence O’Donnell	Director	September 21, 2008
Terrence O’Donnell

/s/ Lawrence S. Herman	Director	September 16, 2008
Lawrence S. Herman

/s/ Milton E. Cooper, Jr.	Director	September 23, 2008
Milton E. Cooper, Jr.

/s/ Eric D. Hovde	Director	September 23, 2008
Eric D. Hovde

/s/ Irving R. Beimler	Director	September 19, 2008
Irving R. Beimler

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of ePlus inc. (Incorporated by reference to the Form 8-K filed by ePlus inc. on September 19, 2008)
4.2	Amended and Restated By-Laws of ePlus inc. (Incorporated by reference to the Form 8-K filed by ePlus inc. on July 1, 2008)
5.1	Opinion of Nixon Peabody LLP
10.1	2008 Non-Employee Director Long-Term Incentive Plan (Incorporated by reference to the Form 8-K filed by ePlus inc. on September 19, 2008)
10.2	2008 Employee Long-Term Incentive Plan (Incorporated by reference to the Form 8-K filed by ePlus inc. on September 19, 2008)
23.1	Consent of Nixon Peabody LLP (Contained in opinion filed as Exhibit 5.1 to this Registration Statement)
23.2	Consent of Deloitte & Touche LLP, independent accountants
24.1	Power of Attorney (Included on the signature page to this Registration Statement)